Exhibit (a)
Wachovia Corporate Services, Inc.
Capital Markets Division
191 Peachtree Street, NE
Atlanta, Georgia 30303


February 19, 1997



WB Acquisition Corp.
999 Peachtree Street, N.E.
Atlanta, GA 30309-3996

Attn:   Mr. Bennett Kight
        President, WB Acquisition Corp.

Re: Mandate and Commitment Letter: $100,000,000 term loan and revolving credit facility (the "Facility") from Wachovia Bank of Georgia, N.A. as Agent ("WBGA") and Wachovia Bank of North Carolina, N.A. as a Bank ("WBNC") (WBGA and WBNC are collectively referred to herein as "Wachovia"), and certain other Banks, in favor of WB Acquisition Corp. (the "Borrower") in connection with its merger (the "Merger") with American Filtrona Corporation ("AFC")

Dear Bennett:

        Wachovia is pleased to confirm to the Borrower the commitment of WBNC (the "Wachovia Commitment"), subject to satisfactory completion of due diligence, to arrange and fund the Facility in an amount not to exceed $100,000,000, upon the terms and conditions described in this letter and in the Term Sheet (the "Term Sheet"). Wachovia reserves the right to exercise its commercially reasonable efforts to bring together a group of Banks (including
WBNC) to fund the Facility, whereby WBGA would serve as the agent (in such capacity, the "Agent"), and the Banks would collectively issue several commitments to fund the Facility; provided that, WBNC's commitment to fund the Facility is not contingent upon Wachovia's ability to bring together such a group of Banks. In connection with such efforts, Wachovia will periodically advise the Borrower as to the progress of the syndication process. This letter and the Term Sheet shall presume that such a group of Banks will be assembled by Wachovia. If WBNC is the only Bank to fund the Facility, references in this letter and the Term Sheet which relate solely to the Facility being funded by a group of Banks will be without meaning and shall be ignored. Capitalized terms contained in either this letter or the Term Sheet, but not defined in either this letter or the Term Sheet, shall be defined in and have the meanings attributed thereto in the definitive Credit Agreement.

        Without the prior written consent of Wachovia, the contents or the existence of this letter and the Term Sheet may not be disclosed to any person (including, without limitation, any other Bank), either orally or in writing (except by the Borrower (i) to the Borrower's and its respective Affiliates' directors, officers, employees, legal counsel, financial advisors and accountants on a confidential basis, (ii) to American Filtrona Corporation, Bunzl Plc, and their respective advisors on a confidential basis, and (iii) as required by law). The confidentiality agreement set forth in the preceding sentence shall be effective regardless of whether this letter is signed by the Borrower.

WB Acquisition Corp.
February 19, 1997
Page 2

A.      Terms and Conditions of the Facility

        The principal terms and conditions of the Facility will include those set forth herein and in the Term Sheet. Certain other customary terms and conditions found in transactions of the type contemplated hereby may be required by Wachovia as a condition precedent to the funding of the Facility although such terms and conditions may not be specifically stated herein or in the Term Sheet. The Wachovia Commitment is further subject to (i) completion of a due diligence review satisfactory to Wachovia in all respects regarding the acquisition of AFC and the condition (financial, business and other), operations, assets, nature of assets, prospects, books, records and liabilities of AFC; (ii) the conditions that no material adverse change shall have occurred in the condition (financial, business or other), operations, assets, nature of assets, prospects, or liabilities of AFC since December 31, 1995; (iii) there shall have been no material adverse change in the market for syndicated bank credit facilities generally or a material adverse change in banking conditions generally; and (iv) the simultaneous closing of the Merger and the sale of the bonded fibers business of AFC to Bunzl Plc pursuant to a definitive agreement for the sale of the bonded fibers business of AFC to Bunzl Plc the terms and conditions of which must be reviewed and approved by Wachovia.

        The Borrower agrees to pay to Wachovia the fees set forth in that certain fee letter agreement to be entered into by the Borrower and Wachovia of even date.

B.      General

        1. Indemnity; Expenses. The Borrower agrees to indemnify and hold harmless Wachovia and its affiliates and the officers, directors, employees, attorneys and agents of, and Persons controlling any of them or any of its affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (all such persons being hereinafter referred to as "Indemnified Persons"), whether or not the Loan Documents are executed by Wachovia or any other Bank or Loans are actually made under the Facility by Wachovia or any other Bank, from and against all losses, damages, liabilities or expenses of any kind or nature whatsoever, caused by any act or omission to act by the Borrower or any of the Borrower's agents, that may be incurred by or asserted against or involve any Indemnified Person in any and all actions, suits, proceedings (including any investigations or inquiries) or claims with respect to the transactions contemplated hereby (whether or not consummated) or the preparation, execution and delivery of this letter and the preparation, filing and dissemination of all documents in connection therewith; and, upon demand by Wachovia, to pay or reimburse any such Idemnified Person for any reasonable legal or other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim, it being understood that Wachovia shall have the right to select its own counsel in connection with such matters; provided however, that the Borrower shall not be responsible to any such Indemnified Person for any losses, damages, liabilities or expenses which are finally judicially determined to have resulted from such Indemnified Person's gross negligence or willful misconduct. The indemnification provisions set forth herein shall apply whether or not Wachovia is a party to any such action, suit, proceeding or

WB Acquisition Corp.
February 19, 1997
Page 3

claim and are expressly intended to cover, but not be limited to, reimbursement of legal and other expenses, including expenses incurred in depositions or other discovery proceedings. The indemnity obligations of the Borrower hereunder shall be in addition to, and not in limitation of, any other liability or obligation that the Borrower or any other Person may have.

The out-of-pocket costs and expenses of Wachovia (including, without limitation, the reasonable fees and expenses of counsel to Wachovia) incurred in connection with Wachovia's due diligence efforts, the syndication of the Facility, the preparation, execution and delivery of this letter, the Term Sheet, the definitive Credit Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby shall be paid by the Borrower, regardless of whether the Loan documents are executed or any funding of the Facility occurs.

        2. CONSEQUENTIAL DAMAGES. WACHOVIA SHALL NOT BE RESPONSIBLE OR LIABLE TO THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS LETTER, THE TERM SHEET, THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        3. Survival; Effectiveness. The confidentiality agreement contained in the second paragraph of this letter, together with the provisions of Paragraph A.2. (regarding the Agent's Structuring Fee), this Paragraph 3 and Paragraphs B.1 and B.2. hereof shall survive any termination or expiration of this letter.

        4. Acceptance; Termination. If you are in agreement with the foregoing, please sign and return this letter to Wachovia Bank of North Carolina, N.A., 100 North Main Street, Winston-Salem, NC 27150-7202; Attention:
Mr. Haywood Edmundson. Unless you have signed and Wachovia shall have received this letter prior to 5:00 p.m., Atlanta, Georgia time, February 20, 1997, Wachovia's obligations hereunder shall terminate as of such time on such date. Wachovia shall not have any obligation to serve as agent for the Facility or fund the Wachovia Commitment unless the definitive Loan Documents are executed and delivered by all parties on or before June 30, 1997 (the "Expiration Date"), provided that the Borrower may extend the Expiration Date until July 31, 1997 by providing to Wachovia on or before June 15, 1997: (1) written notice of the Borrower's desire to extend the Expiration Date for one month; and (2) payment to Wachovia of $25,000 for such one month extension. In addition to the foregoing, this letter may be terminated (including, without limitation, any and all obligations of Wachovia hereunder) prior to the Expiration Date (i) by mutual agreement, (ii) by Wachovia if Wachovia determines that any condition precedent to the funding obligations contemplated by this letter, the Term Sheet or the definitive Loan Documents cannot or will not be satisfied prior to the Expiration Date, (iii) by Wachovia if the Merger Agreement is not executed by the Borrower and AFC on or before February 28, 1997, or (iv) by Wachovia in the event that Wachovia determines as a result of its due diligence review of AFC or the acquisition of AFC or its negotiation of the Loan Documents, that any matter which under the terms and conditions hereof must be acceptable to Wachovia is not, as of the proposed time of closing, will not be, acceptable to Wachovia.

WB Acquisition Corp.
February 19, 1997
Page 4

        5. Miscellaneous. This letter may be executed in any number of counterparts which, taken together, shall constitute one original. This letter is solely for the benefit of the Borrower and Wachovia and no provision hereof shall be deemed to confer rights on any other Person. This letter may not be assigned by the Borrower to any other person or entity, but all of the obligations of the Borrower hereunder shall be binding upon the successors of the Borrower. This letter will be governed by and construed in accordance with the law of the State of Georgia without regard to principles of conflicts of law. No portion of this letter shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have drafted, structured, or dictated such provision. This letter and the Term Sheet embody the entire agreement and understanding between the parties hereto in respect of the transactions contemplated hereby and supersede all prior negotiations, understandings and agreements between such parties in respect of such transactions, no condition or other term of this letter or the Term Sheet may be waived or modified except by a writing signed by the Borrower and Wachovia. The requirement of a writing to waive or modify provisions of this letter cannot itself be waived or otherwise negated by any agreement or other conduct of the parties, express or implied, other than by a writing to that effect signed by both parties.

        6. Loan Documents. This letter and the Term Sheet do not contain all of the terms and provisions pertaining to the Facility. This Borrower's definitive rights, duties, obligations and liabilities and those of Wachovia and any other Banks will be more particularly described in the definitive Loan Documents. If there is any conflict between the provisions of this letter or the Term Sheet and the provisions of the Loan Documents, the provisions of the Loan Documents will control.

                                                Very truly yours,

                                                WACHOVIA BANK OF GEORGIA, N.A.,
                                                as Agent

                                                By: /s/ Katherine W. Howland
                                                   ---------------------------
                                                        Title: Vice President
                                                               ---------------
                                                WACHOVIA BANK OF NORTH
                                                CAROLINA, N.A., as a Bank

                                                By: /s/ Haywood Edmundson, V
                                                   --------------------------
                                                        Title: Vice President
                                                              ---------------

WB Acquisition Corp.
February 19, 1997
Page 5

Accepted and Agreed to as of this
19th Day of February, 1997

WB Acquisition Corp.

By: /s/ Bennett L. Kight
   ----------------------------
        Title: President
               ---------